Exhibit 99.1

DRS Technologies Extends Exchange Offer on Senior Subordinated Notes

    PARSIPPANY, N.J.--(BUSINESS WIRE)--March 11, 2004--DRS Technologies, Inc. (NYSE: DRS) announced today that it has extended its exchange offer to the holders of $350 million in aggregate principal amount of its 6-7/8 percent senior subordinated notes due 2013. The extended offer is to exchange such notes for a like principal amount of notes, which have been registered under the Securities Act of 1933, as amended.
    The exchange offer, scheduled to expire on March 10, 2004 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, today, Thursday, March 11, 2004, unless further extended by the company. All other terms, provisions and conditions of the exchange offer will remain in full force and effect. The Bank of New York has been appointed as exchange agent for the 6-7/8 percent senior subordinated notes exchange offer. Requests for assistance or documents should be directed to The Bank of New York by telephoning
(212) 815-3750.
    DRS Technologies said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on March 10, 2004, approximately $346 million in aggregate principal amount of its 6-7/8 percent senior subordinated notes had been tendered in the exchange offer. This amount represents approximately 98.9 percent of the outstanding 6-7/8 percent senior subordinated notes.
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,700 people worldwide.

    This notice does not constitute an offer of any securities.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500
             http://www.drs.com